                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CLINTON, CONNECTICUT, FEBRUARY 13, 2002


        CONNECTICUT WATER SERVICE, INC. REPORTS RECORD EARNINGS FOR 2001


         Marshall T. Chiaraluce, Chairman, President and Chief Executive Officer of Connecticut Water Service, Inc. (NASDAQ:CTWS), a water service company providing water to over 78,000 customers in 40 towns throughout southern New England, reports record earnings of $1.10 for 2001, up from $1.03 in 2000. The 6.8% earnings increase is primarily due to greater tax benefits related to donations of land in 2001, higher revenues from increased customer water consumption as a result of the dry summer and fall of 2001 and increased non-water sales earnings. In announcing record earnings, Chiaraluce said, "our growth in non-water sales earnings reflects our success in developing a niche in businesses built around our expertise in running a water utility".


                                      # # #

News media contact:

                                 David C. Benoit
                         CFO and Vice President Finance
                         Connecticut Water Service, Inc.
                   93 West Main Street, Clinton, CT 06413-1600
                            (860) 669-8630 Ext. 3030


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                 CONNECTICUT WATER SERVICE, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

--------------------------------------------------------------------------------
                                                        Twelve Months Ended
                                                            December 31
(In thousands except per share amounts)                2001             2000*
--------------------------------------------------------------------------------
Operating Revenues                                   $45,392           $43,997
Operating Expense                                    $34,078           $32,335
Other Income                                         $ 1,757           $ 1,016
Interest and Debt Expense                            $ 4,632           $ 4,782
Preferred Stock Dividend                             $    38           $    38
Net Income Applicable to Common Shareholders         $ 8,401           $ 7,858
Earnings Per Average Common Share
      Basic                                          $  1.10           $  1.03
      Fully Diluted                                  $  1.10           $  1.03
Weighted Average Common Shares Outstanding
     Basic                                             7,619             7,605
     Diluted                                           7,662             7,633
--------------------------------------------------------------------------------

* 2000 restated for 2001 merger accounted for under the "pooling-of-interests" accounting method and both years restated for the 2001 three-for-two common stock split.

         This press release may contain certain forward looking statements regarding the Company's results of operations and financial position. These forward looking statements are based on current information and expectations, and are subject to risks and uncertainties, which could cause the Company's actual results to differ materially from expected results.


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